Exhibit 99.3
Dated 2 April 2009
BEARINGPOINT INTERNATIONAL BERMUDA HOLDINGS LIMITED
and
PWC ADVISORY CO., LTD.
SHARE SALE AGREEMENT
relating to BearingPoint Co., Ltd. (Chiyoda-ku)
Gaikokuho Kyodo-Jigyo Horitsu Jimusho Linklaters
Meiji Yasuda Building 10F
1-1, Marunouchi 2-chome
Chiyoda-ku, Tokyo 100-0005
Telephone (+81) 3 6212 1200
Facsimile (+81) 3 6212 1444
Ref L-163668

Share Sale Agreement
This Agreement is made on 2 April 2009 between:
(1)	BearingPoint International Bermuda Holdings Limited, a company incorporated in Bermuda whose registered office is at Milner House, 18 Parliament Street, Hamilton HM 12 Bermuda (the “Seller”); and

(2)	PwC Advisory Co., Ltd. a company incorporated under the laws of Japan whose principal office is at Nihon Seimei Marunouchi Building, 20th Floor, 1-6-6 Marunouchi, Chiyoda-Ku, Tokyo 100-0005, Japan (the “Purchaser”).
Whereas:
(A)	The Seller has agreed to sell the Shares (as defined below) and to assume the obligations imposed on the Seller under this Agreement;

(B)	The Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement.

It is agreed as follows:
1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Accounts” means the accounts of the Company for the twelve month period ended on the Accounts Date;

“Accounts Date” means 31 December 2008;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in Japan;

“Closing” means the completion of the sale of the Shares pursuant to Clauses 6.1, 6.2 and 6.3 of this Agreement;

“Closing Date” means the date on which Closing takes place;

“Commercially Reasonable Endeavours” by the Seller’s Group shall not entail out-of-pocket expenditure of any funds by the Seller’s Group unless funded in advance by the Purchaser or agreed by the Purchaser as Permitted Leakage.

“Company” means BearingPoint Co., Ltd. (Chiyoda-ku), a company incorporated under the laws of Japan whose head office is at Pacific Century Place, 1-11-1 Marunouchi, Chiyoda-Ku, Tokyo 100-6223, Japan;

“Confidentiality Agreement” means the confidentiality agreement dated 19 December 2008 between BearingPoint, Inc. and PricewaterhouseCoopers LLP pursuant to which the Seller made available to the Purchaser certain confidential information relating to the Company;

“Debt Assumption Agreements” means the agreements between the Purchaser, the Company and BearingPoint International Holdings Limited or the Seller, pursuant to which the Purchaser assumes all liability under the Loan Notes in the form attached as Exhibit 1 to this Agreement;

“Drop-Dead Date” means 28 April 2009;

“Employees” has the meaning given in Clause 5.3.1;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Information Technology” means the electronic business processes, data-processing, information, record keeping, communications, telecommunications, and computer systems (including all computer programs, software, databases, and firmware) and all related documentation;

“Intellectual Property Rights” means (i) trade marks, service marks, trade names, business names, logos, get-up, domain names and URLs, rights to sue for passing off and in unfair competition (collectively, the “Trademark Rights”); (ii) patents, petty patents, utility models, inventions, registered and unregistered design rights; (iii) copyrights, database rights, rights in opposition proceedings; and (iv) all other similar rights in any part of the world (including in Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“JGAAP” means accounting principles, standards and practices generally accepted in Japan

“Know-how” means confidential industrial and commercial information and techniques in any form including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Leakage” has the meaning given in Clause 7.2;

“Loan Notes” means:
(i)	the two loan notes each dated 31 December 2008 entered into between the Company as lender and BearingPoint International Holdings Limited as borrower in the aggregate principal amount of ¥2,291,000,000; and

(ii)	the four loan notes dated 14 March 2008, 1 December 2008 and 31 December 2008 entered into between the Company as lender and the Seller as borrower in the aggregate principal amount of ¥4,827,000,000;
“Locked Box Accounts” means the accounts of the Company in the form agreed between the Seller and the Purchaser attached as Exhibit 2 to this Agreement;
“Locked Box Date” means 18 March 2009;
“Permitted Leakage” means a payment set out in Schedule 3;
“Purchaser’s Group” means the Purchaser and its holding companies and subsidiaries from time to time;
“PwC” means the PricewaterhouseCoopers global network of firms;

“Seller’s Group” means the Seller and its holding companies and subsidiaries from time to time;
“Seller’s Warranties” means the warranties and representations given by the Seller pursuant to Clause 8 and Schedule 2 and “Seller’s Warranty” means any one of them;
“Shares” means all the issued shares in the equity capital of the Company;
“Taxation” or “Tax” means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to the Company or any other person and all penalties, charges, costs and interest relating thereto;
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;
“US$” means United States dollars, the legal currency of the United States of America;
“Yen” or “¥” means Japanese yen, the legal currency of Japan.
1.2	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies

References to:
1.3.1	a person include any individual, company, firm partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2	a company include any company, corporation or any body corporate, wherever incorporated.
1.4	References to subsidiaries and holding companies

A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:
1.4.1	holds a majority of the voting rights in it;

1.4.2	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.4.3	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.4.4	has the right to exercise a dominant influence over it, for example by having the power to give, or by actually giving, directions with respect to its operating and financial policies, with which its directors are obliged to comply.
1.5	Headings

Headings shall be ignored in interpreting this Agreement.

1.6	Schedules etc.

References to this Agreement shall include any Recitals, Schedules and Exhibits to it and references to Clauses, Schedules and Exhibits are to Clauses of, Schedules to and Exhibits to, this Agreement. References to paragraphs are to paragraphs of the Schedules.

1.7	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

2	Agreement to Sell the Shares
2.1.1	On and subject to the terms of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, the Shares.

2.1.2	The Shares shall be sold free from Encumbrances and together with all rights and advantages attaching to them as at Closing including, without limitation, the right to receive all dividends or distributions or any return of capital declared, made or paid by the Company on or after Closing.

2.1.3	The Seller shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.
3	Consideration

3.1	Amount

The consideration for the purchase of the Shares under this Agreement shall be US$38,435,023 in cash less an amount denominated in U.S. Dollars equal to the aggregate amounts payable (if any) by the Company to BearingPoint, Inc. (USA01) to the extent paid on or prior to the Closing which are not reflected in the net amount payable by the Company to BearingPoint, Inc. (USA01) pursuant to Clause 6.6.

3.2	Assumption of Liability under the Loan Notes

In addition to the payment of cash consideration pursuant to Clause 3.1, the Purchaser shall at Closing assume all liability under the Loan Notes by executing and delivering the Debt Assumption Agreements.

4	Conditions

4.1	Conditions Precedent

The agreement to purchase the Shares contained in Clause 2 is conditional upon satisfaction of the following conditions, or their satisfaction subject only to Closing:
4.1.1	the approval by the board of directors of the Seller to the Seller’s entry into, and performance of, this Agreement and the Debt Assumption Agreements;

4.1.2	the Purchaser having received evidence to its reasonable satisfaction that the Company has entered into an agreement to secure continued use of the Global Delivery Centre in China for a maximum period of six months following Closing for substantially the same services and on substantially the same terms and conditions as it is currently used, including payment by the Company based on commercially reasonable terms, continued use of the same Global Delivery Centre personnel to the extent reasonably practicable, and continuation of current scope and quality of service to the extent reasonably practicable;

4.1.3	the Purchaser having received evidence to its reasonable satisfaction that all indebtedness owed by the Company to members of the Seller’s Group shall subject to Clause 6.6 have been fully terminated, extinguished, waived and released without payment in cash or otherwise save pursuant to the inter-company set off arrangements set out in paragraph 4 of Schedule 3 and is of no further force and effect, and the Seller shall deliver to the Buyer all documentation to such effect to the Purchaser’s satisfaction except as contemplated herein.
4.2	Responsibility for Satisfaction
4.2.1	The Seller shall use Commercially Reasonable Endeavours to ensure the satisfaction of the conditions set out in Clause 4.1 as soon as possible.

4.2.2	Without prejudice to Clause 4.2.1, the Seller and the Purchaser agree that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body which relate to the satisfaction of the conditions set out in Clause 4.1 shall be dealt with by the Seller and the Purchaser in consultation with each other and the Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other provided that this shall not give rise to an obligation on the part of either party to assume material expenditure.
4.3	Non-Satisfaction/Waiver

If the conditions in Clause 4.1 are not satisfied or waived on or before the Drop-Dead Date the Purchaser may, in its sole discretion, terminate this Agreement (other than Clauses 1, 11 and 12.2 to 12.13) and neither the Seller nor the Purchaser shall have any claim against the other under it.

5	Pre-Closing

5.1	The Seller’s Obligations in Relation to the Conduct of Business
5.1.1	The Seller undertakes to procure that between the date of this Agreement and Closing except as provided herein the Company shall carry on its business as a going concern in the ordinary and usual course as carried on prior to the date of this Agreement, save in so far as agreed in writing by the Purchaser.

5.1.2	Without prejudice to the generality of Clause 5.1.1 except as provided herein, the Seller undertakes to procure that, between the date of this Agreement and Closing, the Company shall not without the prior written consent of the Purchaser such consent not to be unreasonably withheld:
(i)	acquire or dispose of, or agree to acquire or dispose of, any material asset, or enter into or amend any agreement or incur any commitment to do so, in each case involving consideration, expenditure or liabilities in excess of ¥5,000,000;

(ii)	incur any additional borrowings or incur any other indebtedness for borrowed money in each case in excess of ¥5,000,000 and otherwise than in the ordinary and usual course of business;

(iii)	create, allot or issue any share capital of the Company or any option to subscribe for any such share capital;

(iv)	repay, redeem or repurchase any share capital of the Company;

(v)	declare, make or pay any dividend or other distribution to shareholders;

(vi)	delay making any material payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with the credit period authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment);

(vii)	amend, to any material extent, any of the terms on which goods, facilities or services are supplied, such supplies being material to the Company’s business;

(viii)	save as required by law:
(a)	make any amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any employee;

(b)	provide or agree to provide any gratuitous payment or benefit to any such person or any of his dependants;

(c)	dismiss any employee; or

(d)	engage or appoint any additional employee except as described in Schedule 4;
(ix)	discontinue or make any material amendments to the insurance policies held by it as at the date of this Agreement;

(x)	amend, or agree to amend, the terms of any borrowing or indebtedness in the nature of borrowing save pursuant to the Debt Assumption Agreements and the inter-company set off arrangements set out in Schedule 3 or create, incur, or agree to incur, any borrowing or indebtedness in the nature of borrowing;

(xi)	institute any litigation or arbitration proceedings or compromise or settle any litigation or arbitration proceedings or any action, demand or dispute, or waive any right in relation thereto except for the settlement of the Company’s dispute with Shuwakai Medical Corporation (Shuwakai) on the terms set out in Section 10.1 of the Disclosure Schedule;

(xii)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking other than in the ordinary and usual course of business;

(xiii)	make any change to its accounting practices other than as required under JGAAP or policies or amend its constitutional documents or appoint any new directors of the Company.

Notwithstanding Clauses 5.1.1 and 5.1.2, the Company may with the consent of the Purchaser take steps reasonably required to prepare the Company to become a member of the Purchaser’s Group and to facilitate adoption by the Company of PwC branding, such consent not to be unreasonably withheld.
5.2	Other Seller Obligations Prior to Closing

The Seller shall notify the Buyer prior to Closing of any breach of its undertakings in Clause 5.1. Without prejudice to the generality of Clause 5.1.1, prior to Closing the Seller shall, and shall procure that during the normal business hours of the Company, the Company shall allow the Purchaser and its agents, upon reasonable notice, access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Company subject to reasonable arrangements required to ensure compliance with applicable data protection laws.

5.3	Seller Undertaking

The Seller undertakes that as soon as reasonably practicable following the date of this Agreement and prior to Closing it shall:
5.3.1	procure that the Company offers employment to Kenji Katsura, Kazuto Fujii, Katsumi Hamada, Yasuaki Sawai, Kouji Yamamoto, Tetsuo Saito and Shu Eimei (the “Employees”) on substantially the same terms and conditions of employment as those which they currently enjoy under their existing employment contracts with BearingPoint, Inc. which employment contracts with BearingPoint, Inc. shall be terminated upon entry by the Employees into employment contracts with the Company. The Purchaser acknowledges and agrees that the Company shall be responsible for all accrued obligations (including remuneration, pension entitlements and other benefits) of BearingPoint, Inc. as employer of the Employees regardless of whether or not the Employees accept employment with the Company.

5.3.2	in co-operation with the Purchaser use Commercially Reasonable Endeavours to seek any necessary waivers required from counter-parties under change of control provisions included in the following agreements entered into by the Company:
(i)	Office Lease Agreement dated 22 September 2007 between the Company and Daibiru Kabushiki Kaisha;

(ii)	Business Solution Provider Agreement dated 26 November 2007 and effective as of 1 October 2007 between the Company and SAP Japan Kabushiki Kaisha;

(iii)	Agreement on Sales Cooperation dated 1 December 2007 between the Company and SAP Japan Kabushiki Kaisha;

(iv)	Local Country Addendum to the Oracle Partnernetwork Full Use Program Distribution Agreement dated 23 February 2009 between the Company and Oracle Corporation Japan.
5.3.3	offer nominal consideration to the employees, directors, consultants and officers of the Company to cancel all notional entitlements which they may hold in relation to restricted stock, performance stock and retention bonuses pursuant to incentive plans with BearingPoint, Inc. or any other member of the Seller’s Group.

5.4	Termination — Breach of Clause 5.1

Without prejudice to Clause 6.5 and 8.5, if, prior to Closing, the Seller is in breach of any of its undertakings in Clause 5.1, the Purchaser shall be entitled as its exclusive remedy with respect to any such breach, prior to Closing, by notice in writing to the Seller to terminate this Agreement (other than Clauses 1, 11 and 12.2 to 12.13) provided that the Purchaser shall serve notice and allow the Seller ten Business Days to remedy such breach of undertaking prior to exercising its termination right pursuant to this Clause 5.4 but provided further that such right to cure shall expire on the Drop-Dead Date, following which the Purchaser may exercise its termination right.

6	Closing

6.1	Date and Place

Subject to Clause 4, Closing shall take place on or before the Drop-Dead Date or such other date as may be agreed between the Purchaser and the Seller and at such location and at such time as may be agreed between the Purchaser and the Seller.

6.2	Closing Events

On Closing, the Seller and the Purchaser shall comply with their respective obligations specified in Schedule 1.

6.3	Payment on Closing

On Closing, the Purchaser shall pay US$38,435,023 to the Seller in cash less an amount denominated in U.S. Dollars equal to the aggregate amounts payable (if any) by the Company to BearingPoint, Inc. (USA01) to the extent paid on or prior to the Closing which are not reflected in the net amount payable by the Company to BearingPoint, Inc. (USA01) pursuant to Clause 6.6.

6.4	PwC Global Partner Admissions

The Purchaser shall in co-operation with the Seller draw up in advance of Closing a list of persons currently employed by the Company who will be entered into the PwC Global Partner Admissions process.

6.5	Breach of Closing Obligations

If the Seller or the Purchaser fails to comply with any material obligation in Clauses 6.2 and 6.3 and Schedule 1, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled by written notice to the other:
6.5.1	to terminate this Agreement (other than Clauses 1, 11 and 12.2 to 12.13) provided that the non-defaulting party shall serve notice and allow the defaulting party ten Business Days to remedy such non-compliance prior to exercising its termination right pursuant to this Clause 6.5.1 without liability on its part but provided that such right to remedy non-compliance shall expire on the Drop-Dead Date, following which the non-defaulting party may terminate this Agreement; or

6.5.2	to effect Closing so far as practicable having regard to the defaults which have occurred; or

6.5.3	to fix a new date for Closing (being not more than 20 Business Days after the agreed date for Closing) in which case the provisions of Schedule 1 shall apply to Closing as so deferred but provided such deferral may only occur once.
and neither party shall have any other remedy with respect to non-compliance with any such material obligation.

6.6	Settlement of inter-company accounts between BearingPoint, Inc. (USA01) and the Company

The Seller and the Purchaser agree that as of the date of this Agreement and for purposes of the settlement of inter-company accounts between BearingPoint, Inc. (USA01) and the Company, that the aggregate amount owed by BearingPoint, Inc. (USA01) to the Company is US$5,838,470 and the aggregate amount owed by the Company to BearingPoint, Inc. (USA01) is US$12,544,137, leaving a net amount of US$6,705,666 owed by the Company to BearingPoint, Inc. (USA01). The Purchaser agrees that the net amount shall be paid to BearingPoint, Inc. (USA01) by the Company on the later of (1) the Closing and (2) delivery by the Seller of the approval of the U.S. Bankruptcy Court for the Southern District of New York approving the release and settlement of such inter-company accounts between BearingPoint, Inc. (USA01) and the Company. The Seller and the Purchaser hereby agree, for the benefit of BearingPoint, Inc. (USA01) (the “Beneficiary”), that this Clause 6.6 is intended to be for the benefit of the Beneficiary, and the Beneficiary shall be deemed to be an express third party beneficiary with respect hereto, entitled to enforce directly and in its own name any rights or claims it may have against the Purchaser or the Company as Beneficiary.

7	Locked Box

7.1	The Seller covenants and undertakes to the Buyer that no Leakage has occurred nor shall occur in the period from (and excluding) the Locked Box Date up to (and including) Closing.

7.2	Each of the following shall, in the period from (and excluding) the Locked Box Date up to (and including) Closing, constitute a “Leakage” (save to the extent that such Leakage is a Permitted Leakage):
7.2.1	any dividend or other distribution of profits or assets declared, paid or made by the Company to or for the benefit of a Seller or any member of the Seller’s Group;

7.2.2	any payment made by or on behalf of the Company to or for the benefit of the Seller or any member of the Seller’s Group or any waiver or release in favour of any member of the Seller’s Group of any sum or obligation due by any such member of the Seller’s Group to the Company;

7.2.3	any redemption, repurchase or repayment of share or loan capital of the Company which results in a payment to, or an agreement or obligation to make a payment to, the Seller or any member of the Seller’s Group;

7.2.4	any Encumbrance created over any of the assets of the Company in favour of or for the benefit of the Seller or any member of the Seller’s Group;

7.2.5	any payments made including management, monitoring or other shareholder or directors’ fee or recharges of corporate costs, bonus, charges or compensation or payment of any nature paid by or on behalf of the Company to or for the benefit of the Seller or any member of the Seller’s Group;

7.2.6	any transfer of any asset to, or assumption, indemnification or incurrence of any liability for the benefit of any member of the Seller’s Group;

7.2.7	any agreement or commitment by the Company to do any of the things set out in Clause 7.2.1 to 7.2.6 (inclusive).
7.3	Subject to Clause 7.4, in the event of any Leakage, the Seller undertakes to, on demand by the Purchaser, reimburse the Company an amount equal to such Leakage received by any member of the Seller’s Group. A claim under this Clause 7.3 shall be the sole remedy available to the Purchaser arising (directly or indirectly) from a breach of Clause 7.1.

7.4	The Seller is not liable to make a payment under Clause 7.3 unless the Purchaser has notified the Seller in writing of the Leakage, or the claim under Clause 7.3, stating in reasonable detail the nature of the breach and, if practicable, the amount claimed, on or before the date falling three months after the Closing Date.

7.5	Nothing in this Clause 7 shall have the effect of limiting, restricting or excluding any liability arising as a result of any fraud by the Seller.

8	Warranties

8.1	The Seller’s Warranties
8.1.1	Subject to Clause 8.2, the Seller warrants and represents to the Purchaser that the statements set out in Schedule 2 are true and accurate and not misleading as of the date of this Agreement.

8.1.2	The Seller acknowledges that the Purchaser has entered into this Agreement in reliance upon the Seller’s Warranties.

8.1.3	Each of the Seller’s Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 2 or by anything in this Agreement save as provided for in the Disclosure Schedule.
8.2	Seller’s Disclosures

The Purchaser acknowledges and agrees that the Seller’s Warranties are subject to the specific matters which are fairly disclosed in this Agreement and the Disclosure Schedule.

8.3	Notification
8.3.1	If after the signing of this Agreement:
(i)	the Seller shall become aware that any of the Seller’s Warranties was untrue, inaccurate or misleading as of the signing of this Agreement; or

(ii)	any event shall occur or matter shall arise of which the Seller becomes aware which results or may result in any of the Seller’s Warranties being untrue, inaccurate or misleading at Closing, had the Seller’s Warranties been repeated on Closing, the Seller shall immediately notify the Purchaser in writing as soon as practicable and in any event prior to Closing setting out full details of the matter.

8.3.2	Any notification pursuant to Clause 8.3.1 shall not operate as a disclosure pursuant to Clause 8.2 of this Agreement and the Seller’s Warranties shall not be subject to such notification.
8.4	Updating of the Seller’s Warranties to Closing

Subject to Clause 8.2, the Seller further warrants and represents to the Purchaser that the Seller’s Warranties will be true and accurate and not misleading at Closing as if they had been repeated at Closing.

8.5	Termination Rights
8.5.1	If, at any time prior to Closing, the Seller is in breach of any Seller’s Warranty or would be if the Seller’s Warranties were repeated at that time, except where such breach has not had and is not reasonably expected to have a material adverse effect, the Purchaser shall be entitled (as its exclusive remedy with respect to any such breach) prior to Closing, by notice in writing to the Seller to terminate this Agreement (other than Clauses 1, 11 and 12.2 to 12.13) provided that the Purchaser shall serve notice and allow the Seller ten Business Days to remedy any such breach prior to exercising its termination right pursuant to this Clause 8.5.1 but provided further that such right to cure shall expire on the Drop-Dead Date following which the Purchaser may exercise its termination right. The Purchaser shall not be entitled to rescind this Agreement after Closing if any of the Seller’s Warranties was untrue, inaccurate or misleading as of the date of this Agreement or at Closing and shall not be entitled to claim damages or any other remedy in respect of such matter.
Where “material adverse effect” shall mean any change, event, occurrence or state of facts having a material adverse effect on the financial or trading position of the Company excluding any effect directly resulting from (a) changes in JGAAP or changes in the regulatory accounting requirements applicable to the Company which occur or become effective after the date of this Agreement, (b) changes in the financial or securities markets or general economic or political conditions in Japan, (c) changes (including changes of applicable law) or conditions generally affecting the industry in which the Company operates and not specifically relating to or having a disproportionate effect on the Company, (d) acts of war, sabotage or terrorism or natural disasters involving Japan that do not have a disproportionate effect on the Company, (e) the announcement or pendency of the transactions contemplated by this Agreement (including any impact on customers or employees), (f) any failure by the Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (including any failure to obtain or retain any customer or level of business with any customer, or failure to hire or retain any employee or consultant) provided that this sub-clause (f) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such failure does not constitute or contribute to a material adverse effect, (g) any action taken (or omitted to be taken) by the parties pursuant to the terms of this Agreement or agreed in writing by the parties to this Agreement or (h) any action of BearingPoint, Inc. pursuant to any order of the bankruptcy court in the United States entered prior to the date of this Agreement.

8.6	Purchaser’s Actual knowledge
8.6.1	Without prejudice to Clause 8.3.2 the Seller shall not be in breach of any Seller’s Warranty to the extent that the facts, matters or circumstances giving rise to the relevant claim were notified by or on behalf of the Seller to the Purchaser in accordance with Clause 8.3 or were known by the Purchaser or by any of its respective directors, officers, employees or agents or financial, accounting or legal advisers involved in negotiating the acquisition of the Company.

8.6.2	Clause 8.6.1 shall not apply if the Purchaser or any of its directors, officers, employees or agents or financial, accounting or legal advisers involved in negotiating the acquisition of the Company, could not reasonably be expected to conclude that the facts, matters or circumstances giving rise to the claim constituted a breach of any Seller’s Warranty.
9	Limitation of Seller’s Liability

9.1	No Survival of Representations and Warranties Post-Closing

The Seller’s Warranties shall terminate upon and shall not survive Closing. After Closing, the Seller shall not have any liability for, and neither the Purchaser nor any affiliate of the Purchaser shall have any right to make a claim or seek damages or any other remedy including without limitation cancellation of this Agreement pursuant to provisions of the Japanese Civil Code with respect to, any breach, whenever occurring, of any of the Seller’s Warranties which terminate upon Closing as provided in the preceding sentence.

10	Post-Closing Obligations

10.1	BearingPoint Shinjuku

Upon request by the Purchaser, the Seller undertakes in consultation with the Purchaser to use Commercially Reasonable Endeavours within a reasonable period following Closing to procure the novation and/or assignment to the Company of all contracts which have been entered into by Bearing Point Japan Co. Ltd (Shinjuku-ku) with third parties and the Purchaser agrees to procure the Company to assume the rights and obligations under such contracts provided that the Purchaser shall procure the Company to pay the Seller for any costs reasonably incurred by the Seller as a result of such novation and/or assignment.

10.2	Transitional services

In the event that there exist any agreements or arrangements between any member of the Seller’s Group and the Company relating to Information Technology and other infrastructure services provided to the Company as of the date of this Agreement, the Seller agrees upon request by the Purchaser to negotiate with the Purchaser the continued provision of such services for a limited period of up to six months following Closing on commercially reasonable terms provided that the Purchaser shall procure the Company to pay the Seller for any costs reasonably incurred by the Seller as a result of such novation and/or assignment.

10.3	Licence

The Seller hereby grants (or shall procure that other members of the Seller’s Group shall grant) to the Company a royalty-free, non-exclusive and non-transferable licence to use any Intellectual Property Rights (other than Trademark Rights), to the extent such

Intellectual Property Rights are licensable, that the Company currently uses in its business within Japan which are owned or licensed by members of the Seller’s Group other than the Company provided that the Purchaser shall procure the Company to pay the Seller for any costs including reasonable consideration payable to third party licensors reasonably incurred by the Seller as a result of such novation and/or assignment. The Seller shall procure from Dallas Project Holdings Limited (the “TM Holding Company”), the owner of the Trademark Rights to “BearingPoint” (the “Mark”) within the Seller’s Group, that it grant the Company a royalty-free exclusive licence to use the Mark within Japan solely in connection with the conduct of the Company’s business as currently conducted (it being understood that the definitive trademark licence agreement between the TM Holding Company and the Company shall contain customary terms and conditions including appropriate quality control protections in favour of the TM Holding Company). The Seller shall, and shall procure that all members of the Seller’s Group including BearingPoint Japan Co Ltd (Shinjuku-ku), cease immediately following Closing all use in Japan as such for business to be executed in Japan of trademarks, service marks or trading names including “BearingPoint” or “Bearing Point” or any words substantially similar thereto or reasonably likely to be confused therewith and shall upon reasonable written request provide the Purchaser with appropriate evidence of such cessation of usage. Provided that the foregoing shall not prohibit the Seller or any member of the Seller’s Group from executing business in Japan under trademarks, service marks or trade names including “BearingPoint” or “Bearing Point” in connection with existing or future arrangements with non-Japanese based business which may have operations or will otherwise require the Seller or member of the Seller’s Group to perform in Japan as part of its obligations under such arrangements. Notwithstanding the foregoing, the Purchaser and the Company acknowledge that nothing herein is intended to restrict any member of the Seller’s Group (including any licensee of the TM Holding Company) from publishing, disseminating or otherwise using the Mark by means of a worldwide information distribution medium (including the internet), even if such publication, dissemination or use is accessible within Japan.

10.4	Global Delivery Centre

Following expiry of the transitional period for continued use of the Global Delivery Centre in China on the terms of the agreement referred to in Clause 4.1.2, the Seller agrees that the Purchaser’s Group may invite persons who are currently working in the Global Delivery Centre in China and who are and have been principally involved in the provision of services to the Company to become employed whether as employee, consultant or otherwise by any member of the Seller’s Group.

11	Confidentiality

11.1	Announcements

Pending Closing, no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or any member of the Purchaser’s Group without the prior written approval of the Seller and the Purchaser. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any stock exchange on which the shares of either party (or its holding company) are listed but the party with an obligation to make an announcement or issue a circular (or whose holding company has such an obligation) shall consult with the other party (or shall procure that its holding company consults with the other party) insofar as is reasonably practicable before complying with such an obligation.

11.2	Confidentiality
11.2.1	The Seller and Purchaser shall procure that the Confidentiality Agreement shall cease to have any force or effect from Closing with respect to the information set out in Clause 11.2.2.

11.2.2	Subject to Clauses 11.1 and Clause 11.2.3:
(i)	each of the Seller and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:
(a)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement; or

(b)	the negotiations relating to this Agreement (and any such other agreements);
(ii)	the Seller shall treat as strictly confidential and not disclose or use any information relating to the Company following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group;

(iii)	the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group.
11.2.3	Clause 11.2.2 shall not prohibit disclosure or use of any information if and to the extent:
(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of either party or its holding company are listed;

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in the Seller or the Purchaser;

(iii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(iv)	the disclosure is made to professional advisers of any party on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of Clause 11.2.2 in respect of such information as if they were a party to this Agreement;

(v)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(vi)	the other party has given prior written approval to the disclosure or use; or

(vii)	the information is independently developed,

provided that prior to disclosure or use of any information pursuant to Clause 11.2.3(i), (ii) or (iii), to the extent not prohibited by law, the party concerned shall promptly notify the other party of such requirement with a view to providing that other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.
12	Other Provisions

12.1	Further Assurances

Each of the Seller and the Purchaser shall, and shall use Commercially Reasonable Endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of the Seller and the Purchaser may reasonably require to transfer the Shares to the Purchaser and to give each of them the full benefit of this Agreement.

12.2	Whole Agreement
12.2.1	This Agreement contains the whole agreement between the Seller and the Purchaser relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Seller and the Purchaser in relation to the matters dealt with in this Agreement.

12.2.2	Each party acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.
12.3	Assignment

No party may, without the prior written consent of the other, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of all or any of the other party’s obligations under this Agreement.

12.4	Third Party Rights

Except as specifically provided in this Clause 12.4 or Clause 6.6, a person who is not a party to this Agreement has no right to enforce any term of, or enjoy any benefit under, this Agreement. The Seller acknowledges that the Purchaser is a member of a worldwide organisation of individual partnerships, limited liability partnerships and companies. In the course of fulfilling the obligations of the Purchaser under this Agreement, the Purchaser may, at its discretion, draw on the resources of its affiliates and other PwC related companies, including Member Firms of PwC. However, the performance of this Agreement is, and shall be, the obligation of the Purchaser alone, and the Seller hereby agrees that it will not bring any claim, whether in contract, tort or otherwise, against any partner, principal or employee of the Purchaser, any PwC-related company, including a Member Firm of PwC, or any partner, principal or employee of any PwC-related company in respect of this Agreement. The provisions of this Clause 12.4 have been stipulated by the Purchaser expressly for the benefit of its partners, principals and employees, and PwC-related companies, including the Member Firms of PwC and their partners, principals and employees (together, the “PwC Beneficiaries”). The Seller hereby agrees that each of the PwC Beneficiaries shall have the right to rely on this Clause 12.4 as if they were parties to this Agreement and will have the right (subject to the discretion of the relevant court) to a stay in proceedings if the Seller brings any claim against any PwC Beneficiary in breach of this Clause 12.4.

12.5	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Seller and the Purchaser.

12.6	Method of Payment

Wherever in this Agreement provision is made for the payment by one party to the other, such payment shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic transfer or other electronic means to be effected on or before the due date for payment.

12.7	Costs

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Shares. The Seller shall pay reasonable legal fees and expenses to Nishimura & Asahi for the provision of Japanese legal advice in connection with this Agreement. Such payment shall be made at Closing from the cash proceeds of the sale of the Shares to the Purchaser.

12.8	Interest

If the Seller or the Purchaser defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of 5 per cent. Such interest shall accrue from day to day.

12.9	Grossing-up

All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims (together “Withholdings”), save only as may be required by law. If any Withholdings are required by law the party making the payment shall be obliged to pay to the other party such sum as will after such Withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a Withholding.

12.10	Notices
12.10.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:
(i)	in writing in English;

(ii)	delivered by hand, fax, registered post or by courier using an internationally recognised courier company.
12.10.2	A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

BearingPoint International Bermuda Holdings Limited c/o BearingPoint, Inc.

1676 International Drive
McLean Virginia 22102

Fax: +1 (214) 292-2844

Attention: Chief Legal Officer
With a copy to:
Davis Polk & Wardwell
450 Lexington Ave
New York, NY 10017

Fax: +1 (212) 450-3350

Attention: John Bick
12.10.3	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:
Nihon Seimei Marunouchi
Building, 20th Floor
1-6-6, Marunouchi
Chiyoda-ku
Tokyo 100-0005
Japan

Fax: 81-3-3211 2332

Attention: Matthew Wyborn
12.10.4	A Notice shall be effective upon receipt and shall be deemed to have been received:
(i)	at the time of delivery, if delivered by hand, registered post or courier; or

(ii)	at the time of transmission in legible form, if delivered by fax.
12.11	Invalidity
12.11.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

12.11.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 12.11.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 12.11.1, not be affected.

12.12	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Seller and the Purchaser may enter into this Agreement by signing any such counterpart.

12.13	Governing Law and Submission to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Japan. The Tokyo District Court shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and, accordingly, any proceedings arising out of or in connection with this Agreement shall be brought solely in the Tokyo District Court.
In witness whereof this Agreement has been duly executed.

SIGNED by and duly authorised for and on behalf of BEARINGPOINT INTERNATIONAL BERMUDA HOLDINGS LIMITED:	/s/ John DeGroote President

SIGNED by Shoichi Oka on behalf of PWC ADVISORY CO., LTD.:	/s/ Shoichi Oka Chief Executive Officer

Schedule 1
Closing Obligations
1	The Seller’s Obligations

1.1	On Closing, the Seller shall deliver or make available to the Purchaser the following:
1.1.1	the original share certificates in respect of the Shares;

1.1.2	the written resignations in a form satisfactory to the Purchaser of Martin Shandles and Blake Guy from office as directors of the Company to take effect on the Closing Date;

1.1.3	in each case where the said information is not in the possession of the Company, the corporate books and records, duly written up-to-date, of the Company;

1.1.4	evidence in a form reasonably satisfactory to the Purchaser of the due fulfilment of the conditions set out in Clause 4.1;

1.1.5	the approval by the shareholders and directors of the Company of the change of name of the Company to PricewaterhouseCoopers Advisory K.K. or such other name as the Purchaser may notify to the Company not less than five Business Days prior to Closing;

1.1.6	a certificate of compliance by the Registrar of Companies in Bermuda in relation to the Seller;

1.1.7	a certified copy of the register of directors and officers of the Seller as at Closing together with a certified copy of the bye-laws of the Seller as at Closing;

1.1.8	a certified copy of board resolutions of the Seller approving the Agreement and the Debt Assumption Agreements and the transactions contemplated in the Agreement and the Debt Assumption Agreements, and those authorised to sign on behalf of the Seller;

1.1.9	a certificate executed by the Seller to the following effect:
(i)	Neither the Seller nor the Company is insolvent under the laws of its incorporation (meaning, in the case of the Seller, that it is not unable to pay its liabilities as they become due) or unable to pay its debts, including its future and prospective debts or otherwise and will not become insolvent or unable to pay its debts as a result of the Seller entering into this Agreement and neither the Seller nor the Company has stopped paying their respective debts as they fall due.

(ii)	Neither the Seller nor the Company has proposed or intends to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

(iii)	Neither the Seller nor the Company nor any director or creditor of the Seller or the Company has presented any petition, application or other proceedings for any winding-up, administration order, creditors’ voluntary arrangement, members voluntary arrangement, provisional liquidation, liquidation receivership or similar relief by which the affairs, business or assets of the Seller or Company are managed by a person appointed for the purpose by a court, governmental agency or similar body, or by any director or creditor or by the Company itself, nor has any such order or relief been granted or appointment made.

(iv)	No creditor of the Company or the Seller has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of the Company or the Seller or is likely to do so in the immediate future.
1.2	On Closing, the Seller shall or shall procure the following:
1.2.1	that appropriate members of the Seller’s Group including the Company enter into the Debt Assumption Agreements;

1.2.2	that the Company appoints Shoichi Oka and Matthew Wyborn as directors of the Company to take effect on the Closing Date.
2	The Purchaser’s Obligations

2.1	On Closing, the Purchaser shall pay US$38,435,023 to the Seller less an amount denominated in U.S. Dollars equal to the aggregate amounts payable (if any) by the Company to BearingPoint, Inc. (USA01) to the extent paid on or prior to the Closing which are not reflected in the net amount payable by the Company to BearingPoint, Inc. (USA01) pursuant to Clause 6.6.

2.2	On Closing, the Purchaser shall enter into the Debt Assumption Agreements.

Schedule 2
Warranties given under Clause 8.1
1	Corporate Information

1.1	The Shares
1.1.1	The Seller:
(i)	is the sole legal and beneficial owner of the Shares; and

(ii)	has the right to exercise all voting and other rights over the Shares.
1.1.2	The Shares comprise the whole of the issued share capital of the Company, have been properly and validly issued and are each fully paid.

1.1.3	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.4	There are no Encumbrances on the Shares.

1.1.5	All consents for the transfer of the Shares have been obtained or will be obtained by Closing.

1.1.6	The Shares have not been and are not listed on any stock exchange or regulated market.

1.1.7	All board and shareholder resolutions of the Company are valid.

1.1.8	The Company has not given a power of attorney or any other authority which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf, other than in the ordinary course of the Company’s business.

1.1.9	Except as disclosed in Section 1.1.9 of the Disclosure Schedule, the Company has not been involved in any corporate restructuring, including by way of merger, demerger or hive-down of businesses or assets, during the last five years and no such restructuring is currently taking place or envisaged.

1.1.10	The Company is validly existing and duly organised under the laws of Japan.
1.2	Corporate registers and minute books
1.2.1	The constitutional documents provided to the Purchaser are true and accurate copies of the constitutional documents of the Company and there have not been and are not any breaches by the Company of its constitutional documents.

1.2.2	The registers, minute books, books of account and other records of whatsoever kind the Company which are required to be maintained under applicable law:
(i)	are up-to-date;

(ii)	are maintained in accordance with applicable law on a proper and consistent basis; and

(iii)	contain complete and accurate records of all matters required to be dealt with in such books and records.
1.2.3	All registers, books and records referred to in paragraph 1.2.2 and all other documents (including documents of title and copies of all subsisting agreements to which the Company is a party) which are the property of the Company or ought to be in its possession are in the possession (or under the control) of the Company and no notice or allegation that any of such books and records is incorrect or should be rectified has been received.

1.2.4	All filings, publications, registrations and other formalities required by applicable law to be delivered or made by the Company to company registries in each relevant jurisdiction have been duly and correctly delivered or made on a timely basis.
2	Accounts

2.1	Latest Accounts
2.1.1	The Accounts have been prepared:
(i)	in accordance with applicable law and in accordance with JGAAP; and

(ii)	on a basis consistent with that adopted in preparing the accounts of the Company for the previous two financial years.
2.1.2	The Accounts give a true and fair view of the assets, liabilities and financial position of the Company at the Accounts Date and of the profits or losses of the Company for the period concerned.

2.1.3	As at the Accounts Date, the Accounts:
(i)	make full provision for all actual liabilities;

(ii)	disclose all contingent liabilities;

(iii)	make provision reasonably regarded as adequate for all bad and doubtful debts.
2.2	Locked Box Accounts

The Locked Box Accounts fairly present the state of affairs of the Company as at the Locked Box Date.

2.3	Valuation of Work-in-Progress

The work-in-progress was valued in the Accounts at figures not exceeding the amounts which could in the circumstances existing at the Accounts Date reasonably be expected to be realised in the ordinary and usual course of carrying on the business of the Company valued in accordance with JGAAP, save as indicated in the notes to the Accounts.

2.4	Taxation
2.4.1	To the extent required under JGAAP provision or reserve has been made in the Accounts for all Taxation other than with respect to dividend withholding with respect to the Loan Notes liable to be assessed on the Company or for which the Company is or may become accountable in respect of:
(i)	profits, gains or income (as computed for Taxation purposes) arising, accruing or otherwise recognised or deemed to arise, accrue or be otherwise recognised on or before the Accounts Date;

(ii)	any transactions effected or deemed to be effected on or before the Accounts Date or provided for in the Accounts.
2.4.2	Provision for deferred taxation has been made in the Accounts in accordance with JGAAP.
3	Financial Obligations

3.1	Financial Facilities

Details of all financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to the Company have been provided to the Purchaser or have been included in Section 3.1 of the Disclosure Schedule and the Company is in compliance with all such facilities in accordance with their terms.

3.2	Guarantees etc

Other than in the ordinary and usual course of business, there is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given by, or for the benefit of, the Company.

3.3	Off-Balance Sheet Financing

The Company does not have outstanding any loan capital, nor has it factored, discounted or securitised any of its receivables, nor has it engaged in any financing of a type which would not be required to be shown or reflected in the Accounts in accordance with JGAAP.

3.4	No Undisclosed Liabilities

There are no liabilities, whether actual or contingent, of the Company other than (i) liabilities disclosed or provided for in the Accounts; (ii) liabilities incurred in the ordinary and usual course of business since the Accounts Date, none of which is material; or (iii) liabilities disclosed elsewhere in this Agreement or otherwise disclosed by the Company to the Purchaser.

4	Assets

4.1	The Properties
4.1.1	The Company does not own any premises, buildings or land.

4.1.2	Except as described in Section 4.1.2 of the Disclosure Schedule, for each property leased by the Company (the “Property”), the Company is the lessee of the entire premises covered under the lease at the Property.

4.1.3	Each Property has the benefit of such material rights as are necessary for the existing use of the Property.

4.1.4	No Property is subject to any Encumbrance.

4.1.5	There is no outstanding notice or dispute involving the Company and any third party as to the use of any Property which would, if implemented or enforced, have an adverse effect on the business of the Company carried out at the Property.
4.2	Leases

Except as otherwise disclosed in this Agreement, for each Property leased by the Company: (i) there is no subsisting breach and no non-observance of any clause, condition or provision contained in the lease under which the Company holds its interest in the Property, on the part of the relevant landlord or the Company which would adversely affect the business of the Company carried out at the Property; and (ii) there is no right for the landlord to terminate the lease before the expiry of the contractual term, otherwise than by breach of the lease by the lessee.

4.3	Ownership of Assets

All material assets included in the Accounts or acquired by the Company or which have otherwise arisen since the Accounts Date, other than any assets disposed of or realised in the ordinary and usual course of business: (i) are legally and beneficially owned by the Company; (ii) are, where capable of possession, in the possession or under the control of the Company; (iii) are free from Encumbrances; and (iv) are not the subject of any factoring arrangement, conditional sale or credit agreement.

4.4	Debts

All of the debts receivable by, or due to, the Company which are included in the Accounts or which have subsequently arisen are reflective of actual transactions of the Company and have been recorded in accordance with JGAAP.

4.5	Sufficiency of Assets

The property, rights and assets owned, leased or otherwise used by the Company comprise all the property, rights and assets necessary or convenient for the carrying on of the business of the Company fully and effectively in the manner in, and to the extent to, which it is presently conducted and no such properties, rights or assets of the Company will be adversely affected by the transaction contemplated by this Agreement.

5	Intellectual Property and Information Technology

5.1	Definitions

For the purposes of paragraph 5:

“Business IP” means all rights and interest held by the Company in Intellectual Property Rights which is used or is intended to be used in or in connection with the business of the Company as currently conducted;

“Business IT” means all Information Technology which is owned by the Company and/or which has been used or is now intended to be used in connection with the business of the Company as currently conducted;

“Business Know-how” means all rights and interest owned by the Company in Know-how which has been used or is intended to be used in connection with the business of the Company as currently conducted;

“Licensed Business IP” means Business IP other than Owned Business IP that is licensed to the Company; and

“Owned Business IP” means Business IP which is owned by the Company.

5.2	Ownership
5.2.1	All Business IP used in connection with the business of the Company is either legally and beneficially owned by the Company or lawfully used with the consent of the owner under a licence;

5.2.2	Owned Business IP is not being infringed or attacked or opposed by any person; and

5.2.3	Business IP is not subject to any Encumbrance or any licence or authority in favour of another person, and no claims have been made and no Intellectual Property applications are pending which, if pursued or granted, might be material to the truth and accuracy of any of the above.
5.3	Validity

The Owned Business IP is (or, in the case of pending applications, will be) valid and enforceable. The Licensed Business IP is subject to valid and enforceable written licence agreements that are valid and enforceable against the Company and valid and enforceable against all other parties thereto.

5.4	No Infringement of Third Party Rights in Intellectual Property

Except as described in Section 5.4 of the Disclosure Schedule, the conduct of the Company, processes employed and the services dealt in by the Company and the use of all Licensed Business IP and the creation of all Owned Business IP, both now and at any time in the past do not and did not use, embody or infringe any rights or interests of third parties in Intellectual Property and no claims of infringement of any such rights or interests have been made by any third party.

5.5	Business Know-how

There has been no misuse of Business Know-how by the Company, and the Seller has not made any disclosure of Know-how to any person other than the Purchaser, except in the ordinary and usual course of business of the Company and on the basis that such disclosure is to be treated as being of a confidential nature.

5.6	No Loss of Intellectual Property Rights

Neither entering into, nor compliance with, nor completion of this Agreement will, or is likely to result in a breach of, or give any third party a right to terminate or vary any licence to use any Licensed Business IP.

5.7	Sufficiency of Business IP

The Business IP comprises all the rights and interests in Intellectual Property used for the carrying on of the business of the Company in the manner in and to the extent to which it is presently conducted.

5.8	Information Technology
5.8.1	The Business IT is owned by or licensed to the Company.

5.8.2	The Business IT is: (i) in good working order, (ii) subject to a valid and enforceable maintenance agreement, and (iii) performs in accordance with its specifications.

5.8.3	All services relating to, and licences of, Business IT are, and have been, provided under written contracts with the Company. Such contracts are: (i) in full force and effect, no notice having been given by any party to terminate them; (ii) to the knowledge of the Seller, no circumstances exist or have existed which would entitle a party to terminate them, vary them and/or make a claim for money or a money equivalent in respect of them; and (iii) the obligations of all parties have been fully complied with, and no disputes have arisen or are foreseeable in respect of those contracts.

5.8.4	There are, and have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any Information Technology or losses of data.

5.8.5	The Company has in place reasonable procedures: (i) to prevent unauthorised access to and the introduction of viruses and other contaminants into the Business IT; (ii) to take and store on-site back-up copies of the software and data in the Business IT; and (iii) to ensure that the business of the Company can continue without material disruption in the event of breakdown or performance reduction of the Business IT or loss of data, whether due to natural disaster, power failure or otherwise.
5.9	Data Protection
5.9.1	No notice alleging non-compliance with any applicable data protection legislation (including any enforcement notice) has been received by the Company from any competent data protection authority.

5.9.2	The Company has complied in all respects with applicable requirements (including notification requirements) of applicable data protection legislation.

6	Contractual Arrangements

6.1	Contracts

Except as disclosed in Section 6.1 of the Disclosure Schedule, the Company is not a party to or subject to any contract, transaction, arrangement, understanding or obligation which: (i) is not in the ordinary and usual course of business; (ii) is not on an arm’s length basis; or (iii) is of a long term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than 12 months after the date on which it was entered into or undertaken).

6.2	Joint Ventures etc.

Except as disclosed in Section 6.2 of the Disclosure Schedule, the Company is not, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which the Company has no liability or obligation except for the payment of annual subscription or membership fees).

6.3	Agreements with Related Persons
6.3.1	Except for the Loan Notes between the Company and the Seller, there are no existing contracts or arrangements or understandings between the Company and the Seller, other than on normal commercial terms in the ordinary and usual course of business.

6.3.2	The Company is not, nor has it been since 1 April 2006 party to any contract with any current or former employee or current or former director of the Company or any relatives of any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.

6.3.3	There is no indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between the Company and any current or former employee or current or former director of the Company or any relatives of any of such persons or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.
6.4	Compliance with Agreements

Except as described in Section 6.4 of the Disclosure Schedule, all the contracts material to the business of the Company to which the Company is a party are valid and binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the Company and, to the knowledge of the Seller, by all other parties to such contracts. No notice of termination or of intention to terminate has been received in respect of any such material contracts.

6.5	Effect of Transfer of the Shares

Except as disclosed in Section 6.5 of the Disclosure Schedule or otherwise disclosed in this Agreement, neither entering into, nor compliance with, nor completion of this

Agreement for the transfer of all or any of the Shares will, or is likely to: (i) cause the Company to lose the benefit of any right or privilege it presently enjoys; (ii) cause any person who normally does business with or gives credit to the Company not to continue to do so on the same basis; or (iii) result in a breach of, or give any third party a right to terminate or vary, or result in any Encumbrance under, any contract or arrangement to which the Company is a party.

7	Employees and Employee Benefits

7.1	Employees and Terms of Employment

Except as disclosed in Section 7.1 of the Disclosure Schedule, since six months prior to the date of this Agreement, there have been no changes to the terms of employment with respect to any senior employee.

7.2	Termination of Employment
7.2.1	Except as described in Section 7.2.1 of the Disclosure Schedule, since six months prior to the date of this Agreement, no senior employee has given or received notice terminating his or her employment.

7.2.2	No liability which remains undischarged has been or may be incurred by the Company for: (i) breach of any contract of employment with any employee or former employee; (ii) breach of a statutory employment right or obligation; or (iii) failure to comply with any order for the reinstatement or re-engagement of any employee or former employee.

7.2.3	The Company has not made or agreed to make any payment or provided or agreed to provide any benefit to any employee or former employee or any dependant of such employee or former employee in connection with the proposed termination or suspension of employment or variation of any contract of employment of any such employee or former employee.
7.3	Employee Representative Bodies
7.3.1	Except as described in Section 7.3.1 of the Disclosure Schedule, there are no employee representative bodies which by applicable laws have the right to be informed and consulted on matters which affect employees.

7.3.2	There are no collective bargaining agreements between the Company and any trade unions or representative bodies. Within the six months prior to the date of this Agreement there have been no discussions, negotiations or attempts to organise a union or form any collective bargaining agreements on behalf of the employees since the incorporation of the Company.
7.4	Industrial Disputes

The Company is not and has never been involved in any strike or industrial or trade dispute or any dispute or negotiation regarding a claim with any employee or former employee of the Company, or any trade union or other body representing employees or former employees of the Company.

7.5	Retirement Benefit Arrangements
7.5.1	The Company has disclosed to the Purchaser detailed descriptions of the national scheme to which the Company is obliged by applicable laws to contribute. The Company has not maintained or contributed to, or had any obligation to, any other retirement benefit scheme except as disclosed in Section 7.5.1 of the Disclosure Schedule.

7.5.2	The Company does not have any outstanding liability (including liability for unpaid benefits, contributions or insurance premiums) with respect to any national scheme to which the Company is obliged by applicable laws to contribute.
8	Legal Compliance

8.1	Licences and Consents
8.1.1	All licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities necessary or desirable for the carrying on of the business of the Company as now carried on are in full force and effect and have been and are being complied with.

8.1.2	There is no investigation, enquiry or proceeding outstanding or, to the Seller’s knowledge, anticipated which is likely to result in the suspension, cancellation, modification or revocation of any of the licences or other matters referred to in paragraph 8.1.1.

8.1.3	None of the licences or other matters referred to in paragraph 8.1.1 has been breached or is, to the Seller’s knowledge, likely to be suspended, modified or revoked or not renewed (whether as a result of the entry into or completion of this Agreement or otherwise).
8.2	Compliance with Applicable Laws
8.2.1	The Company is conducting, and has conducted, its business in compliance with applicable laws and the Company is not, nor has it been, in breach of any applicable laws.

8.2.2	There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or, to the Seller’s knowledge, anticipated against the Company or any person for whose acts or defaults it may be vicariously liable.

8.2.3	The Company has not received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator or other governmental authority with respect to an alleged, actual or potential violation and/or failure to comply with any applicable laws or the constitutional documents of the Company, or requiring it to take or omit any action within the two years preceding the date of this Agreement.
8.3	Corrupt Practices

None of the Company nor any of its managers, directors, employees, officers, agents or other persons acting on behalf of the Company has been charged or convicted of any criminal or found guilty of any civil offence, in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, violation of applicable laws, embezzlement or other fraudulent conversion or misappropriation or property in connection with the business of the Company. The Company has not, directly or indirectly, (i) entered into any transaction that violates any applicable laws relating to anti-money laundering, and there has been no action by any person, or any internal investigation, relating thereto, (ii) made any political contribution or expenditure except in accordance with applicable laws, or (iii) offered or provided any unlawful remuneration, entertainment or gifts to any person, including any official of any governmental authority.

9	Anti-Competitive Agreements and Practices

The Company is not a party to any agreement, arrangement or concerted practice, nor is the Company carrying on any practice material to the business of the Company: (i) which in whole or in part may contravene or may be invalidated by any anti-trust, fair trading, consumer protection or similar legislation in any jurisdiction; or (ii) in respect of which any filing, registration or notification is required or is advisable pursuant to the legislation referred to above (whether or not the same has in fact been made).

10	Litigation

10.1	Current Proceedings

Except as described in Section 10.1 of the Disclosure Schedule, neither the Seller nor the Company (or any person for whose acts or defaults the Seller or the Company may be vicariously liable) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration.

10.2	Pending or Threatened Proceedings

No claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration is pending or threatened by or against the Seller or the Company (or any person for whose acts or defaults the Seller or the Company may be vicariously liable).

10.3	Court Orders

Except as described in Section 10.3 of the Disclosure Schedule, neither the Company nor any of the properties, assets or operations which it owns or leases or in which it is interested, is subject to any continuing injunction, judgment or order of any court, arbitrator or other governmental authority, nor in default under any order, licence, regulation or demand of any governmental authority or with respect to any order, suit, injunction or decree of any court.

11	Insurance

The Company has in force appropriate and customary insurance covering accident, physical loss or damage, third party liability and other risks.

12	Tax

12.1	Company Residence

The Company has been resident for tax purposes in Japan and has not been resident anywhere else at any time since its incorporation and will be so resident at Closing. For the avoidance of doubt, references to residence in this paragraph shall be construed as references to residence as determined by the laws of Japan and not by reference to the provisions of any relevant double Taxation treaty or convention.

12.2	Returns, Information and Clearances
12.2.1	All registrations, returns, computations, notices and information which are or have been required to be made or given by the Company for any Taxation purpose have been made or given within the requisite periods and on a proper basis and are up-to-date and correct, and none of them is, or is likely to be, the subject of any dispute with any Tax Authority.

12.2.2	The Company has paid all Taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Taxation.

12.2.3	There is no existing order of attachment or provisional attachment for Tax purposes or other disposition for failure to pay Taxes regarding the Company’s business, properties or assets, nor is there any event which is reasonably expected to lead to such order of attachment or provisional attachment for Tax purposes or other disposition for failure to pay Taxes.

12.2.4	No deficiencies, adjustments or changes in assessments for any Taxes have been proposed or asserted against the Company, and the Company does not expect any Tax Authority to assess additional Taxes against or in respect of it for any period.

12.2.5	There is no dispute concerning any Tax liability of the Company either threatened, claimed or raised by any Tax Authority.
12.3	Special Regimes/Elections/Rulings

There do not exist any agreement, arrangement or election between the Company and any Tax Authority pursuant to which the Company is authorised not to comply with what, but for such agreement or arrangement, would be its statutory obligations.

12.4	Taxes in respect of Employees etc.

All amounts payable to any Tax Authority in respect of any employee, director, consultant or officer or former employee, director, consultant or officer (including any Taxation deductible from any amounts paid to any employee, director, consultant or officer or former employee, director, consultant or officer and any social fund, national insurance or similar contributions required to be made in respect of employees, directors, consultants or officers or former employees, directors, consultants or officers) due or payable by the Company have been duly paid and the Company has made all such deductions and retentions as should have been made under applicable laws.

13	Important Business Issues Since the Accounts Date

Since the Accounts Date:
(i)	the business of the Company has been carried on as a going concern in the ordinary and usual course;

(ii)	no capital commitments have been entered into or proposed by the Company;

(iii)	otherwise than in the ordinary and usual course of carrying on its business, the Company has not entered into any transaction or assumed or incurred any material liabilities (including contingent liabilities) or made any material payment not provided for in the Accounts;

(iv)	the Company has not declared, made or paid any dividend or other distribution to its shareholders;

(v)	the Company has not issued or agreed to issue any share capital or any other security giving rise to a right over its share capital;

(vi)	the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

(vii)	the Company has not incurred any additional borrowings or incurred any other indebtedness for borrowed money.
14	Authority and Capacity

14.1	The Seller is validly existing and is a company duly incorporated under the laws of Bermuda in good standing (meaning that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fee or tax which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

14.2	The Seller has the legal right and full power and authority and capacity to enter into and fully perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

14.3	The documents referred to in paragraph 14.2 will, when executed, constitute valid and binding obligations on the Seller, enforceable in accordance with their respective terms.

14.4	The Seller has taken or will have taken by Closing all corporate action required by it, pursuant to its constitutional documents or otherwise, to authorise it to enter into and to perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

14.5	Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under any of the following: a) any provision of the memorandum of association or bye-laws or other constitutional documents of the Seller; or b) any agreement or instrument to which the Seller is a party or by which it is bound; or c) any order, judgement, decree or other restriction applicable to the Seller.

15	Insolvency etc.

15.1	Neither the Seller nor the Company is insolvent (meaning, in the case of the Seller, that it is not unable to pay its liabilities as they become due) under the laws of its incorporation or unable to pay its debts, including its future and prospective debts or otherwise and will not become insolvent or unable to pay its debts as a result of the Seller entering into this Agreement and neither the Seller nor the Company has stopped paying their respective debts as they fall due.

15.2	Neither the Seller nor the Company has proposed or intends to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

15.3	Neither the Seller nor the Company nor any director or creditor of the Seller or the Company has presented any petition, application or other proceedings for any winding-up, administration order, creditors’ voluntary arrangement, members voluntary arrangement, provisional liquidation, liquidation receivership or similar relief by which the affairs, business or assets of the Seller or Company are managed by a person appointed for the purpose by a court, governmental agency or similar body, or by any director or creditor or by the Company itself, nor has any such order or relief been granted or appointment made.

15.4	No creditor of the Company or the Seller has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of the Company or the Seller or is likely to do so in the immediate future.

Schedule 3
Permitted Leakage
1	Any payment made or to be made by or on behalf of the Company which is otherwise specifically agreed to by or on behalf of the Purchaser in writing from time to time including any payment of employee bonuses.

2	Expenses properly payable to any employee, director, consultant or officer of the Company properly due or accrued up to and including Closing in accordance with arrangements existing at the date of this Agreement and disclosed to the Purchaser.

3	Emoluments and other entitlements properly payable to any employee, director, consultant or officer of the Company and due or accrued up to and including Closing under any service or other consultancy agreement or by virtue of their employment, consultancy or directorship in accordance with arrangements existing at the date of this Agreement and disclosed to the Purchaser.

4	The net amount payable by the Company to the Seller or any member of the Seller’s Group following i) the set off of amounts payable by the Company to the Seller or members of the Seller’s Group against corresponding receivables owing from the Seller or members of the Seller’s Group to the Company and ii) the extinguishment of outstanding net receivables owing to the Company. If receivables owing from the Seller or members of the Seller’s Group to the Company are not able to be set off against the corresponding amounts payable by the Company to the Seller or members of the Seller’s Group, the Company shall nonetheless make payment only of the net amount which would be payable had such set off taken place.

5	Nominal payments to any employee, director, consultant or officer of the Company in consideration of the agreements of such persons to cancel all notional entitlements which they may hold in relation to restricted stock, performance stock and retention bonuses pursuant to Clause 5.3.3 in amounts agreed with the Purchaser.

6	Payments to be made to induce employees of the Company to remain in the employment of the Company until Closing, as approved by the Board of Directors of the Company and agreed with the Purchaser.

TABLE OF CONTENTS

Contents		Page

1	Interpretation	1
2	Agreement to Sell the Shares	4
3	Consideration	4
4	Conditions	4
5	Pre-Closing	5
6	Closing	8
7	Locked Box	9
8	Warranties	10
9	Limitation of Seller's Liability	12
10	Post-Closing Obligations	12
11	Confidentiality	13
12	Other Provisions	15
Schedule 1 Closing Obligations		20
Schedule 2 Warranties given under Clause 8.1		22
Schedule 3 Permitted Leakage		35
Schedule 4 Engagement or Appointment of Additional Employees		36